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                                                                   EXHIBIT 10.51


                         OTHER INCOME SUPPLIER AGREEMENT
                             COIN OPERATED EQUIPMENT


         This Agreement is entered into this 1ST day of August, 2000, between Wal*Mart Stores, Inc. of Bentonville, Arkansas (Wal*Mart) and American Coin Merchandising Inc. dba SUGARLOAF CREATIONS (699-0040) of Boulder, Colorado ("Supplier"). Wal*Mart agrees to provide space for Supplier's crane machines ("Promotion") and Supplier agrees to provide service and commissions to Wal*Mart in accordance with the following terms and conditions:

         1. SERVICE. Wal*Mart acknowledges Supplier or its designated franchisee as the owner/operator of machines. Supplier has been designated as an approved Wal*Mart Other Income Supplier and will be allowed to operate its machines at assigned locations under the terms of this Agreement. All store locations will be assigned by the Other Income Department and attached to this Agreement as Exhibit A. The Supplier must not solicit new locations by contacting the stores. All requests for new locations must be in writing.

         2. TERM. The term of this Agreement shall expire August 1, 2002. Wal*Mart acknowledges Supplier to be the crane operator in locations where written authorization has been given. Wal*Mart reserves the right to discontinue operating cranes in any or all of the assigned stores and terminate this agreement under the guidelines in Section 21- Termination.

         3. LOCATION. Supplier will be allotted space in each location as specified by the store manager and identified in the approval letter. In the event an assigned location(s) is not available, Wal*Mart shall be under no obligation to provide a substitute location nor shall Wal*Mart be held responsible for any lost income to Supplier.

         4. INDEMNIFICATION. Supplier agrees to indemnify, defend and hold harmless Wal*Mart, its affiliates, subsidiaries, successors and assigns and their officers, directors, agents and employees, from and against any and all losses, damages, injuries, claims, suits, demands, judgments, decrees, costs, expenses, and liabilities, including but not limited to attorneys' fees and court costs, for property damage and personal injury, including death, which may be suffered, incurred or asserted by any person in connection with or arising out of any act or omission of Supplier and/or from the operation of Supplier's Promotion.

         5. INSURANCE. Supplier agrees to provide comprehensive general liability insurance, including insurance against assumed or contractual liability, insuring the activities of Supplier, its employees or agents, in the following amounts: Product Liability - Two Million Dollars ($2,000,000.00) per occurrence and General Liability (Bodily Injury and Property Damage) - Two Million Dollars ($2,000,000.00) per occurrence. Such insurance shall be primary, non-contributory and not excess coverage and shall name Wal*Mart Stores, Inc., its subsidiaries and its affiliates, as additional insured. Supplier agrees to keep this insurance in full force and effect during the term of this Agreement and shall provide Wal*Mart with ten (10) days prior written notice of any cancellation or material change. Supplier shall provide Wal*Mart with a Certificate of Insurance evidencing such coverage at least seven

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(7) days prior to the commencement of its activities on the Wal*Mart premises pursuant to this agreement.

         Supplier's initial insurance expiration date must be July 1. The renewal policy must be an annual policy with a July 1.

         Workers' Compensation or a signed Waiver for Workers' Compensation must be provided.

         6. SUPPLIER AND/OR EMPLOYEES. Supplier and/or its employees are not Wal*Mart associates. They will not receive any of the benefits available to Wal*Mart associates, including but not limited to the associate discount on merchandise purchased at any Wal*Mart store.

         7. INDEPENDENT CONTRACTOR. It is expressly understood and agreed that the relationship created between Supplier and Wal*Mart by this Agreement is that of independent contractor, and except as set forth in this Agreement, neither party shall have the right to direct and control the day-to-day activities of the other or to create or assume any obligation on behalf of the other party for any purpose whatsoever. Nothing in this Agreement shall be deemed to constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking. Except as set forth in this Agreement, all financial obligations associated with each party's business are the sole responsibility of that party.

         8. TAX NUMBERS AND OPERATOR'S LICENSES. Supplier agrees to secure all sales tax numbers, operator's licenses and any other licensing in accordance with applicable law as may be required by local, state and federal authorities. Wal*Mart is not responsible for determining which tax numbers and licenses are required and shall not be liable for any fees, fines or penalties imposed on Supplier for failure to obtain the necessary licenses and/or tax numbers. Supplier shall not use Wal*Mart's tax numbers and licenses. Supplier agrees it will pay all appropriate tax liabilities connected to its operation.

         9. MAINTENANCE. Supplier shall be responsible for maintenance of its assigned space. Supplier agrees to keep its area clean, free of hazards and safe for customers and associates.

         10. HOURS OF OPERATION. Supplier agrees that its Equipment will be operative and available to the public as set out in the Guidelines. Any variance in working hours must have the prior approval of the Wal*Mart store manager.

         11. CONSTRUCTION. Supplier shall be responsible for any and all construction-related expenses, including but not exclusive to demolition, electrical and plumbing, involved in the construction of the Supplier's assigned location. However, no changes to the premises will be allowed without the prior written consent of Wal*Mart.

         12. UTILITIES. At store manager's discretion, Supplier may be allowed to use existing utility services at the store. Supplier shall be responsible for any additional electrical needs, its telephone equipment, installation and charges.

         13. LIABILITY AND RESPONSIBILITY FOR EQUIPMENT. Wal*Mart will not be responsible nor be held liable for any injury or damage to any person or property resulting from use, misuse or failure of any equipment used by Supplier or any of its employees or agents even if such equipment is






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furnished, rented or loaned to Supplier by Wal*Mart. The acceptance of use of any such equipment by Supplier or any of its employees or agents shall be construed to mean that Supplier accepts full responsibility for and agrees to indemnify Wal*Mart against any and all loss, liability and claims for injury or damage whatsoever resulting from the use, misuse or failure of such equipment and all liability or loss arising in way of performance of the Agreement.

         14. ADOPTION OF WAL*MART POLICY. Suppliers's employees will at all times, while on Wal*Mart's premises maintain a pleasant and courteous attitude toward customers. While on Wal*Mart property, Suppliers's employees shall be subject to Wal*Mart Rules and Regulations. This specifically includes Wal*Mart's refund and exchange policies. No smoking, food or drink will be allowed on the sales floor. Personal appearance must be neat, clean and consistent with attire worn by the store's sales floor associates. Supplier will instruct each employee to refer to Wal*Mart management for details on Rules and Regulations. Compliance with this provision will be in the sole discretion of Wal*Mart. Any employee of Supplier not in compliance with this provision will be immediately removed from Wal*Mart property upon notice to Supplier.

         15. COMMISSION AND REPORT. The commission payable to Wal*Mart shall be at the following rates after applicable sales taxes are deducted:

             crane machine - [ ]

Commissions are to be paid and reports presented as outlined in the Supplier payment procedures or as directed by the Wal*Mart Other Income Department.

         16. AUDIT. All Supplier's records applicable to Wal*Mart Stores, Inc. are subject to audit at Wal*Mart's discretion.

         17. ASSIGNMENT/TRANSFER. No assignment or transfer of the rights granted Supplier under this Agreement shall be made without the prior written consent of Wal*Mart. Any transfer of 51% or more of the ownership of Supplier's Promotion shall be deemed an assignment. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. A new Supplier that purchases equipment from Supplier must be approved by the Wal*Mart Other Income Department in order for the equipment to remain on Wal*Mart's property. Supplier numbers are not assignable or transferable. Notwithstanding anything to the contrary in this Section, Wal-Mart may assign this Agreement to a subsidiary or an affiliate thereof.

         18. [ ]

         19. COLLECTION PROCEDURES. Currently, coin counting is the collection procedure used by the parties to the Agreement. The parties agree to use their best efforts to introduce meter reading as the collection practice of choice as soon as is reasonably possible, but in no event later than ____________, 2000.

         20. [ ]

         21. [ ]



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         22. TERMINATION. Either party may terminate this Agreement with cause and without liability at any time. Cause for terminating shall include, but not be limited to, Suppliers ability to maintain an[ ]. In the terminating party's discretion, such termination may be effective as to individual locations or all locations that are covered by this Agreement. Upon notice to the Supplier, either written or oral, all equipment belonging to Supplier shall be removed from Wal*Mart property within thirty (30) days of receiving notice. All costs of such removal shall be the responsibility of Supplier. In the event Supplier fails to remove its equipment, Wal*Mart may, at its option, consider said equipment to be abandoned and dispose of the equipment by any reasonable means necessary to free the space and charge Supplier with all related costs.

         23. GOVERNING LAW; JURISDICTION; VENUE. This Agreement shall be governed by and construed in accordance with the laws of the State of Arkansas, without regard to the internal law of Arkansas regarding conflicts of laws. The parties mutually consent and submit to the jurisdiction of the federal and state courts for Benton or Washington County, Arkansas, and agree that any action, suit or proceeding concerning this Agreement or any of the related agreements which may be entered into between Wal-Mart and Supplier shall be brought only in the federal or state courts for Benton or Washington County, Arkansas. The parties mutually acknowledge and agree that they will not raise, in connection with any such suit, action or proceeding brought in any federal or state court for Benton or Washington County, Arkansas, any defense or objection based upon lack of personal jurisdiction, improper venue, inconvenience of forum. THE PARTIES ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THIS CLAUSE AND AGREE WILLINGLY TO ITS TERMS.

         24. NOTICES. Any notice of termination of this Agreement by either party shall be in writing and addressed as follows and shall be deemed given when delivered in person or by courier or on the third business day after mailed, postage prepaid, by certified mail, return receipt requested. Any other notice given in connection with this Agreement shall be in writing and addressed as follows and shall be deemed given when first class mail is received:

         If to Wal*Mart:            Wal*Mart Stores, Inc.
                                    Attention:  Other Income Department
                                    702 S.W. 8th Street
                                    Bentonville, Arkansas  72716-8030

         If to Supplier:            American Coin Merchandising, Inc.
                                    dba Sugarloaf Creations, Inc.
                                    5660 Central Avenue
                                    Boulder, Colorado  80301



         25. USE OF WAL*MART'S NAME. Except for such disclosure as legally required, Supplier understands that listing Wal*Mart as a customer has value and therefore agrees that Supplier will not list Wal*Mart as a customer in any press releases, advertisements, trade shows, posters, reference lists, or similar public announcements without Wal*Mart's written permission. Supplier may verbally reference Wal*Mart as a customer in private conversations with or private letters to prospective Supplier customers.



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         26. ENTIRE AGREEMENT. This Agreement, together with any exhibits, schedules or other writing attached hereto or incorporated by reference herein, constitute the entire agreement between the parties with respect to the subject matter of this Agreement, and all prior and contemporaneous negotiations, agreements and understandings are hereby superseded, merged and integrated into this Agreement.


By: /s/ Don Harris                                      By: /s/ Randall Fagundo
    ---------------------------------                      --------------------

Title: EVP-Store Operations Wal-Mart Stores Division    Title: President CEO
       ---------------------------------------------          -----------------

Date:  8-3-00                                           Date:  8-4-00
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12/30/99 td